Exhibit 99.1

FOR IMMEDIATE RELEASE

WEDNESDAY, JANUARY 2, 2008

CARE INVESTMENT TRUST INC. ANNOUNCES A $72.4 MILLION EQUITY

INVESTMENT IN A PORTFOLIO OF MEDICAL OFFICE BUILDINGS VALUED AT

$263.0 MILLION

Cambridge Transaction Includes Options for Investment in Additional $232.0

Million of Medical Office Buildings in Development

NEW YORK – January 2, 2008 – Care Investment Trust Inc. (NYSE: CRE) (“Care” or “Company”), today announced that it has acquired from Cambridge Holdings Incorporated (“Cambridge”) equity interests in limited liability entities owning nine medical office buildings with a value of $263.0 million. Care’s acquired interests represent approximately 85 percent of the portfolio value. The aggregate purchase price paid was $72.4 million. The transaction closed on December 31, 2007. Affiliates of Cambridge will continue to act as managing general partners as well as to manage and lease these facilities.

F. Scott Kellman, President and Chief Executive Officer, said, “We are thrilled to partner with Cambridge Holdings and its principal, Jean-Claude Saada. Cambridge’s unparalleled reputation for quality development makes them the perfect partner as Care moves its investment focus into ownership of high quality healthcare facilities.”

Jean-Claude Saada, Cambridge Chairman and CEO, said, “Care Investment Trust will be an excellent partner for Cambridge as we continue developing, owning and managing high-quality medical facilities on behalf of our clients – leading health systems and physicians across the United States. Our growth plans are in place and this transaction will provide us with additional financial resources with which to execute them.”

The Company acquired the equity interests through a new “DownREIT” operating partnership subsidiary. The purchase price consisted of 700,000 operating partnership units valued at $10.5 million and $61.9 million in cash. The cash portion of the purchase price was funded through cash on hand and draws from the Company’s warehouse facility. The entities now owned with Cambridge currently carry $178.9 million in asset-specific mortgage debt. These mortgages mature no earlier than the fourth quarter of 2016 and bear a weighted average interest rate of 5.86 percent.

As part of this transaction, Cambridge has granted the Company options to purchase interests in six medical office facilities in California, New York, Texas, Arkansas and Missouri upon satisfaction of various conditions. The value of these additional investment properties equals approximately $232 million. There can be no assurance that these options will be exercised as to any of these facilities.

Transaction Highlights:

•

Care has acquired an 85 percent interest in one of the highest-quality medical facility portfolios in the United States. Approximately 70 percent of the square footage has been constructed since 2004 with the remainder renovated within the last three years to Class A medical space standards.

•	Care will receive an initial preferred minimum return of 8.00 percent on its invested capital, with escalations of 2.00 percent per annum until certain portfolio performance metrics are achieved.
•

The properties are situated on leading medical center campuses or adjacent to prominent acute care hospitals or ambulatory surgery centers. The portfolio is approximately 50 percent occupied by hospital-related credit tenants and features relationships with M.D. Anderson Cancer Center (an affiliate of the “AAA” rated University of Texas System), “AA-” rated Christus Health, “AA-” rated Texas Health Resources (“THR”), and other prestigious hospital systems.

•	Care received options to invest in $232 million of new high quality medical office properties under development or to be developed by Cambridge.
•	Care partners with one of the premier developers of medical office and alternative site healthcare facilities in the United States.

The portfolio, developed and managed by Cambridge, a long-time leader and innovator in the health care real estate industry, contains approximately 767,600 square feet and is located in major metropolitan markets in Texas (8) and Louisiana (1). The properties in this portfolio include state-of-the-art medical office buildings and integrated facilities with specialty surgical hospitals, ambulatory surgery suites, radiation therapy and other diagnostic, treatment and imaging capabilities. Cambridge’s service model and properties have received numerous prestigious real estate and industry awards.

Conference Call Details

The Company will host a conference call to discuss the Cambridge transaction on Wednesday, January 9, 2008, at 11:00 a.m. Eastern Time. The call may be accessed live by dialing 800-218-0204 or by visiting the Company’s website at www.carereit.com.

Investors may access a replay by dialing 800-405-2236, passcode 11105839, which will be available through January 16, 2008. The webcast replay will also be archived in the “Investor Relations” section of the Company’s website.

About Care Investment Trust

Care Investment Trust Inc. is a real estate investment and finance company formed principally to invest in healthcare-related real estate and commercial mortgage debt. Care is externally managed and advised by CIT Healthcare LLC, a wholly-owned subsidiary of CIT Group Inc.

About Cambridge

Cambridge is a 20-year-old, Dallas, Texas-based developer, owner and manager of healthcare facilities developed in association with leading health systems and physicians across the United States.

Safe Harbor Statement

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements (including statements regarding future financial and operating results) involve risks, uncertainties and contingencies, many of which are beyond Care Investment Trust’s control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” “target,” and similar expressions are generally intended to identify forward-looking statements. Economic, business, changes in Care’s investment focus, funding market, competitive and/or regulatory factors, among others, affecting Care Investment Trust’s businesses or the management or results of operations of the acquired properties are examples of factors that could cause actual results to differ materially from those described in the forward-looking statements in addition to those factors specified in Care Investment Trust’s Registration Statement on Form S-11 relating to its initial public offering and its Quarterly Report of Form 10-Q for the period ended September 30, 2007. Care Investment Trust is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION: AT CARE INVESTMENT TRUST:	AT FINANCIAL RELATIONS BOARD:
Robert O’Neill Chief Financial Officer (973) 740-5115 robert.oneill@carereit.com	Leslie Loyet Analysts/Investors (312) 640-6672 lloyet@frbir.com

For more information on the company, please visit the company’s website at

www.carereit.com